Exhibit 99.1

             Shoe Pavilion Reports Net Income Per Diluted
              Share of $0.06 for the First Quarter 2005


    PINOLE, Calif.--(BUSINESS WIRE)--May 12, 2005--Shoe Pavilion, Inc. (Nasdaq:SHOE) today reported net income of $406,000 or $0.06 per diluted share for the first quarter ended April 2, 2005, compared to net income of $352,000 or $0.05 per diluted share for the first quarter of 2004.
    As previously announced net sales increased 19.0% to $23.3 million for the first quarter ended April 2, 2005, compared to net sales of $19.6 million for the same period last year. Comparable store net sales for the first quarter ended April 2, 2005 increased 10.7%.
    During the quarter ended April 2, 2005 the Company opened one store and closed two stores in which the leases had expired. Since the end of the quarter the Company opened one store and closed one store bringing the total number of stores the Company operates to 85. The Company plans to close three stores in which the leases will have expired and open nine stores during the remainder of 2005.
    Shoe Pavilion is an independent off-price footwear retailer on the West Coast. It offers a broad selection of women's, men's and children's designer label and name brand footwear, typically at 20% to 60% below department store regular prices for the same shoes. The Company has 85 stores in California, Washington, Oregon and Arizona.

    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from management's current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting retail market conditions, the Company's ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management's ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends that these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.


                          Shoe Pavilion, Inc.
                 Condensed Consolidated Balance Sheets
                              (Unaudited)

(In thousands, except share data)

                                               April 2,     January 1,
                                                 2005          2005
                                             -----------   -----------
                    ASSETS
CURRENT ASSETS:
    Cash                                     $    1,275    $    1,179
    Receivables                                     260           131
    Inventories                                  37,452        35,654
    Deferred income taxes                           718           718
    Prepaid expenses                              1,625         1,469
                                             -----------   -----------
            Total current assets                 41,330        39,151
                                             -----------   -----------

Property and equipment, net                       2,946         3,032
Deferred income taxes and other                   1,766         1,775
                                             -----------   -----------
            TOTAL                            $   46,042    $   43,958
                                             ===========   ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Borrowings under credit agreement        $    6,463    $    6,612
    Accounts payable                             11,861        10,456
    Accrued expenses                              3,230         2,974
                                             -----------   -----------
            Total current liabilities            21,554        20,042

Deferred rent                                     3,525         3,359
Commitments and contingencies                         -             -

STOCKHOLDERS' EQUITY:
    Preferred stock - $.001 par value;
     1,000,000 shares authorized;
     no shares issued or outstanding                  -             -
    Common stock - $.001 par value:
     15,000,000 shares authorized;
     6,801,021 shares issued and outstanding          7             7
    Additional paid-in capital                   13,969        13,969
    Retained earnings                             6,987         6,581
                                             -----------   -----------
            Total stockholders' equity           20,963        20,557
                                             -----------   -----------
            TOTAL                            $   46,042    $   43,958
                                             ===========   ===========


                          Shoe Pavilion, Inc.
              Condensed Consolidated Statements of Income
                              (Unaudited)

(In thousands, except per share and number of
 stores)
                                                   Quarter Ended
                                             -------------------------
                                               April 2,      April 3,
                                                 2005          2004
                                             -----------   -----------
Net sales                                    $   23,299    $   19,573
Cost of sales and related occupancy expenses     15,283        12,948
                                             -----------   -----------
    Gross profit                                  8,016         6,625
Selling, general and administrative expenses      7,234         5,969
                                             -----------   -----------
    Income from operations                          782           656
Interest expense                                   (111)          (72)
                                             -----------   -----------
Income before income taxes                          671           584
Income tax expense                                 (265)         (232)
                                             -----------   -----------
Net income                                   $      406    $      352
                                             ===========   ===========

Earnings per share:
Basic                                        $     0.06    $     0.05
Diluted                                      $     0.06    $     0.05

Weighted average shares outstanding:
Basic                                             6,801         6,800
Diluted                                           7,054         6,816


Stores operated at end of period                     85            85



    CONTACT: Shoe Pavilion, Inc.
             John D. Hellmann, 510-222-4405